Exhibit 10.2

DOMINION RESOURCES, INC.

NEW RETIREMENT BENEFIT RESTORATION PLAN

Effective January 1, 2005

And

Amended and Restated Effective January 1, 2009

DOMINION RESOURCES, INC.

NEW RETIREMENT BENEFIT RESTORATION PLAN

As Amended and Restated Effective January 1, 2009

Purpose

The Board of Directors of Dominion Resources, Inc. determined that the adoption of the New Retirement Benefit Restoration Plan effective January 1, 2005 would assist it in attracting and retaining those employees whose judgment, abilities and experience would contribute to its continued progress. The Plan is intended to be a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a “select group of management or highly compensated employees” (as such phrase is used in the Employee Retirement Income Security Act of 1974).

The Company has amended the Dominion Pension Plan to add a cash balance feature to the Retirement Plan for employees hired or rehired on or after January 1, 2008. In order to allow newly hired or rehired employees to benefit under the Plan, it is necessary to amend the Plan to reflect the Dominion Pension Plan amendment.

The Plan is intended to qualify under the provisions of Code Section 409A and any regulations and other guidance under that section. The Plan shall be interpreted to qualify under Code Section 409A.

Article I

Definitions

As defined herein, the following phrases or terms shall have the indicated meanings:

1.1 “Account” means the Participant’s Account as defined under the Cash Balance Supplement.

1.2 “Account Balance” means the balance in the Participant’s Account under the Cash Balance Supplement.

1.3 “Administrative Benefit Committee” means the Administrative Benefit Committee of Dominion Resources, Inc., which shall manage and administer the Plan in accordance with the provisions of Article XII.

1.4 “Affiliate” means any entity that is (i) a member of a controlled group of corporations as defined in Section 1563(a) of the Code, determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C), of which Dominion Resources, Inc. is a member according to Code Section 414(b); (ii) an unincorporated trade or business that is under common control with Dominion Resources, Inc., as determined according to Code Section 414(c); or (iii) a member of an affiliated service group of which Dominion Resources, Inc. is a member according to Code Section 414(m).

1.5 “Annuity” means either a Single Life Annuity or a Joint and Survivor Annuity.

1.6 “Beneficiary” means the individual, individuals, entity, entities or the estate of a Participant which, in accordance with the provisions of Article VI, is entitled to receive the benefits payable under the Plan, if any, upon the Participant’s death.

1.7 “Benefit Agreement” means any agreement between the Company and a Participant or any declaration by the Company under which a Participant is to be provided one or more Benefit Enhancements.

1.8 “Benefit Enhancement” means the crediting of deemed additional years of age or service, the use of a different definition of any factor used to calculate benefits, different eligibility provisions, or any other provision that enhances the benefit that would otherwise be payable under the Retirement Plan as provided in a Benefit Agreement.

1.9 “Cash Balance Benefit” means the lump sum amount determined under Article IV.

1.10 “Cash Balance Supplement” means the Dominion Pension Plan Cash Balance Supplement, effective January 1, 2008, as amended from time to time.

1.11 “CGN Committee” means the Compensation, Governance and Nominating Committee of the Board of Directors of Dominion Resources, Inc.

1.12 “Change in Control” means with regard to each Participant at any time an event that constitutes a “Change in Control” for purposes of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. as in effect at that time, if any.

1.13 “Code” means the Internal Revenue Code of 1986, as amended.

1.14 “Company” means Dominion Resources, Inc., its predecessor, a subsidiary or an Affiliate.

1.15 “Eligible Employee” means an individual (i) who is employed by Dominion Resources, Inc. or an Affiliate, (ii) who is a member of management or a highly compensated employee, and (iii) whose Retirement Plan benefit accrued after December 31, 2004 is or has been reduced or limited by Code Section 401(a)(17), Code Section 415, or both.

1.16 “Joint and Survivor Annuity” means an annuity which is the actuarial equivalent of the Monthly Benefit under which an amount is payable for the lifetime of the Participant with a survivor annuity for the lifetime of his surviving Spouse. A 50% Joint and Survivor Annuity provides a benefit to the surviving Spouse that is equal to 50% of the amount payable during the joint lives of the Participant and the Spouse. A 100% Joint and Survivor Annuity provides a benefit to the surviving Spouse that is equal to 100% of the amount payable during the joint lives of the Participant and the Spouse.

1.17 “Lump Sum Equivalent” means a single lump sum payment that is actuarially determined as the amount required to provide an after-tax monthly payment equal to the after-tax amount of the Monthly Benefit payable for the period determined under Section 3.1(b). Effective for distributions occurring on or after January 1, 2007 and on or before December 31, 2009, unless otherwise determined by the Administrative Benefit Committee, the actuarial discount rate for determinations of the Lump Sum Equivalent shall be 4 percent (4%). Beginning January 1, 2010, the actuarial discount rate shall be determined by the Administrative Benefit Committee. The actuarial determination shall be computed using actuarial and other factors as determined by the Administrative Benefit Committee. The after-tax amounts shall be based on Federal income and FICA tax rates and the state income tax rate for the residence of the Participant at the date of the payment, as determined by the Administrative Benefit Committee.

1.18 “Monthly Benefit” means the monthly amount determined under Section 3.1(a) used for purposes of calculating the Lump Sum Equivalent.

1.19 “Participant” means an Eligible Employee who is designated by the CGN Committee to participate in the Plan.

1.20 “Plan” means the Dominion Resources, Inc. New Retirement Benefit Restoration Plan.

1.21 “Potential Change in Control” means with regard to each Participant at any time an event that constitutes a “Potential Change in Control” for purposes of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. as in effect at that time, if any.

1.22 “Retirement” and “Retire” mean a Participant’s Separation from Service with the Company at a time when the Participant is entitled to begin receiving an immediate annuity benefit under the Retirement Plan (regardless of whether the Participant actually elects to begin receiving an immediate annuity benefit), or would be entitled to begin receiving an immediate annuity if any Benefit Enhancement were applied under the Retirement Plan.

1.23 “Retirement Plan” means with regard to each Participant a defined benefit pension plan that is qualified under Code Section 401(a), that is maintained by Dominion Resources, Inc. or an Affiliate, and in which the Participant participates.

1.24 “Separation from Service” means a termination of employment with the Participant’s employer (Dominion Resources, Inc. or any Affiliate, as the case may be) and all other persons that would be treated as a single employer with the Participant’s employer under Code sections 414(b) or (c) (applying a 50% rather than an 80% ownership test), within the meaning of Treasury Regulation Section 1.409A-1(h).

1.25 “Single Life Annuity” means an annuity of the Monthly Benefit payable in monthly installments for the Participant’s lifetime with no survivor benefits.

1.26 “Spouse” means the person to whom a Participant is legally married at the date on which a Joint and Survivor Annuity commences.

1.27 “Totally and Permanently Disabled” means a condition that renders a Participant disabled for purposes of Code Section 409A(a)(2)(C).

Article II

Participation

An Eligible Employee who is designated to participate in the Plan by the CGN Committee shall become a Participant in the Plan as of the date specified by the CGN Committee on or after January 1, 2005. A Participant who remains an employee of the Company shall continue to participate in the Plan until (a) the CGN Committee declares that he or she is no longer a Participant or (b) he or she is no longer an Eligible Employee, including by Separation from Service other than Retirement. Except as otherwise specifically provided in the Plan, a Participant who cease to participate in the Plan shall forfeit all rights to any benefits under the Plan.

Article III

Basic Benefits

This Article III shall apply to all Participants except for Participants to whom Article IV is applicable. Subject to the provisions of Articles VIII and IX, a Participant (or the Participant’s Beneficiary, if applicable) who is subject to this Article III shall be entitled to benefits under this Plan as follows:

3.1 (a) The Monthly Benefit of a Participant who Retires shall be a monthly amount equal to (x) minus (y) minus (z) below where:

(x)	=	the benefit that would have been payable monthly to the Participant under the Retirement Plan but for the application of the limits set forth in Code Sections 401(a)(17) and 415 and after the application of any Benefit Enhancements;

(y)	=	the benefit that the Participant is entitled to receive monthly under the Retirement Plan; and

(z)	=	if applicable, the benefit payable to the Participant under the Dominion Resources, Inc. Retirement Benefit Restoration Plan frozen as of December 31, 2004 expressed as a monthly benefit for the life of the Participant.

(b) Except as otherwise specifically provided, the Monthly Benefit under Section 3.1(a) shall be computed based on the same annuity form as the Participant’s annuity benefit is determined under the Retirement Plan.

3.2 Unless the Participant makes an election to receive an Annuity under Section 3.3 prior to January 1, 2009, the Monthly Benefit payable to a Participant under the Plan shall be paid in the form of the Lump Sum Equivalent.

3.3 This Section 3.3 shall only apply to Participants who become Participants before January 1, 2009. In lieu of the Lump Sum Equivalent, a Participant may elect to receive an Annuity under the provisions of this Section 3.3.

(a) The Participant may elect to receive either a Single Life Annuity, a 50% Joint and Survivor Annuity, or a 100% Joint and Survivor Annuity.

(b) If a Participant elects a Joint and Survivor Annuity and the Participant does not have a Spouse when the Participant Retires, the Participant’s Annuity shall be paid in the form of a Single Life Annuity.

(c) To receive an Annuity, a Participant must make an irrevocable election within the first 30 days after the Participant became a Participant. The election must include the form of Annuity that will be paid. If a Participant does not make an irrevocable election to receive an Annuity within the first 30 days after becoming a Participant, the Participant shall receive the Lump Sum Equivalent.

3.4 (a) If a Participant becomes Totally and Permanently Disabled prior to Retirement, the Participant shall be entitled to a Monthly Benefit equal to the amount described in Section 3.1. The Monthly Benefit shall be payable as a Lump Sum Equivalent unless the Participant has made an election to receive an Annuity under Section 3.3. If the Participant has elected to receive an Annuity, the Monthly Benefit shall be payable in the form of Annuity chosen by the Participant.

(b) If a Participant dies before the commencement of benefit payments under this Plan, the Participant’s Beneficiary shall be entitled to the Lump Sum Equivalent that would have been payable to the Participant under Section 3.1 if the Participant had Retired on his or her date of death. The amount payable shall be determined as of the date of the Participant’s death.

(c) If a Participant dies after the commencement of a Joint and Survivor Annuity under this Plan and is survived by the Participant’s Spouse, the Participant’s Spouse shall receive the survivor portion of the Joint and Survivor Annuity for the life of the Spouse. The payment to the Spouse shall begin with the first Annuity payment due after the date of the Participant’s death.

(d) If the Participant has received a Lump Sum Equivalent or if the Participant has commenced payments under a Single Life Annuity under this Plan, the Participant’s Beneficiary shall not be entitled to receive any benefit under this Plan after the Participant’s death.

3.5 Payments under Article III shall be made at the times provided in this Section 3.5.

(a) The Lump Sum Equivalent shall be distributed to the Participant as soon as administratively practicable, but not later than 90 days, after the date which is six months after the Participant’s Retirement. The Lump Sum Equivalent shall be distributed to the Participant’s Beneficiary or Beneficiaries as soon as administratively practicable, but not later than 90 days, after the date of the Participant’s death.

(b) If a Participant makes an election to receive an Annuity, the Annuity shall commence on the first of the month concurrent with or immediately following the date which is six months after the Participant’s Retirement. All future Annuity payments shall be made on the first of each succeeding month.

(c) Payment of the benefit described in Section 3.4(a) shall commence on (or as soon as practicable, but not later than 90 days, after) the first day of the month next following the Administrative Benefit Committee’s determination of the Participant’s Total and Permanent Disability.

3.6 It is not intended that a Participant or Beneficiary receive duplicate benefits under this Plan. Anything herein to the contrary notwithstanding, therefore, the following provisions shall apply after a Participant has received a payment of any benefits under this Plan:

(a) If a Participant ceases to be employed by the Company, receives a distribution of part or all of the benefits payable under this Plan, and is subsequently reemployed by the Company, the amount of any benefit subsequently payable to the Participant from this Plan shall be appropriately adjusted to reflect the earlier distribution.

(b) Any adjustment under this Section 3.6 shall be made in accordance with rules established by the Administrative Benefit Committee and applied in a uniform and nondiscriminatory manner.

(c) All payments under Article III shall be subject to any applicable payroll and withholding taxes.

Article IV

Cash Balance Benefits

This Article IV is effective as of January 1, 2008. This Article IV shall apply only to those Participants who are covered by the Cash Balance Supplement. Subject to the provisions of Articles VIII and IX, a Participant (or the Participant’s Beneficiary, if applicable) who is subject to this Article IV shall be entitled to benefits under this Plan as follows:

4.1 (a) The Cash Balance Benefit of a Participant who Retires shall be a lump sum equal to (x) minus (y) below where:

(x)	=	the Participant’s Account Balance that would have accrued but for the application of the limits set forth in Code Sections 401(a)(17) and 415 and after the application of any Benefit Enhancements;

(y)	=	the Participant’s actual Account Balance.

(b) In all cases, the Cash Balance Benefit under Section 4.1(a) shall be computed based on the same crediting factors as in the Cash Balance Supplement.

4.2 The Cash Balance Benefit payable to a Participant under the Plan shall be paid in the form of a lump sum.

4.3 (a) If a Participant becomes Totally and Permanently Disabled prior to Retirement, the Participant shall be entitled to a Cash Balance Benefit equal to the amount described in Section 4.1. The Cash Balance Benefit shall be payable as a lump sum.

(b) If a Participant dies before the commencement of benefit payments under this Plan, the Participant’s Beneficiary shall be entitled to the lump sum that would have been payable to the Participant under Section 4.1 if the Participant had Retired on his or her date of death. The amount payable shall be determined as of the date of the Participant’s death.

(c) If the Participant has received a lump sum of the Cash Balance Benefit, the Participant’s Beneficiary shall not be entitled to receive any benefit under this Plan after the Participant’s death.

4.4 Payments under Article IV shall be made at the times provided in this Section 4.4.

(a) The Cash Balance Benefit shall be distributed to the Participant as soon as administratively practicable, but not later than 90 days, after the date which is six months after the Participant’s Retirement. The Cash Balance Benefit shall be distributed to the Participant’s Beneficiary or Beneficiaries as soon as administratively practicable, but not later than 90 days, after the date of the Participant’s death.

(b) Payment of the benefit described in Section 4.3(a) shall commence on (or as soon as practicable, but not later than 90 days, after) the first day of the month next following the Administrative Benefit Committee’s determination of the Participant’s Total and Permanent Disability.

4.5 It is not intended that a Participant or Beneficiary receive duplicate benefits under this Plan. Anything herein to the contrary notwithstanding, therefore, the following provisions shall apply after a Participant has received a payment of any benefits under this Plan:

(a) If a Participant ceases to be employed by the Company, receives a distribution of part or all of the benefits payable under this Plan, and is subsequently reemployed by the Company, the amount of any benefit subsequently payable to the Participant from this Plan shall be appropriately adjusted to reflect the earlier distribution.

(b) Any adjustment under this Section 4.5 shall be made in accordance with rules established by the Administrative Benefit Committee and applied in a uniform and nondiscriminatory manner.

4.6 All payments under Article IV shall be subject to any applicable payroll and withholding taxes.

Article V

Coordination of Benefit Payments

Any amount payable to a Participant or a Beneficiary under the Plan may be paid in part or in whole from any trust which is maintained by or on behalf of Dominion Resources, Inc. or an Affiliate or to which Dominion Resources, Inc or an Affiliate contributes, including without limitation any so-called “rabbi” or “secular” trust established from time to time. Dominion Resources, Inc. shall have the complete discretion to determine the source of any payment due under the Plan to any Participant or Beneficiary.

Article VI

Designation of Beneficiary

6.1 A Participant may designate a Beneficiary to receive benefits due under the Plan, if any, upon the Participant’s death. Designation of a Beneficiary shall be made by execution of a form approved or accepted by the Administrative Benefit Committee. In the absence of an effective Beneficiary designation, a Participant’s surviving spouse, if any, and if none, the Participant’s estate, shall be the Beneficiary.

6.2 A Participant may change a prior Beneficiary designation made under Section 6.1 by a subsequent execution of a new Beneficiary designation form. The change in Beneficiary will be effective upon receipt by the Administrative Benefit Committee or its designee.

Article VII

Guarantees

The Company has only a contractual obligation to make payments of the benefits described in Article III and Article IV. All benefits paid by the Company are to be satisfied solely out of the general corporate assets of the Company, which assets shall remain subject at all times to the claims of its creditors. No assets of the Company will be segregated or committed to the satisfaction of its obligations to any Participant or Beneficiary under this Plan.

Article VIII

Termination of Employment

8.1 The Plan does not in any way limit the right of the Company at any time and for any reason to terminate either a Participant’s employment or a Participant’s status as an Eligible Employee. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company and a Participant.

8.2 Except as otherwise provided in Section 8.3, a Participant (a) who ceases to be an Eligible Employee while remaining employed by the Company or (b) who has a Separation from Service for any reason other than death, Retirement, or Total and Permanent Disability, shall in either case immediately cease to be a Participant under this Plan and shall forfeit all rights under this Plan. In no event shall an individual who was a Participant but who is not a Participant at the time of such individual’s death, Retirement, or Total and Permanent Disability, be entitled to any benefit under the Plan. A Participant on authorized leave of absence from the Company for up to six months shall not be deemed to have had a Separation from Service or to lose the status of an Eligible Employee solely as a result of such leave of absence.

8.3 Anything herein to the contrary notwithstanding, if a Participant is in the employ of a Company on the date of a Change in Control or a Potential Change in Control relating to that Company, the provisions of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc., if any, shall control (a) the Participant’s subsequent participation in this Plan and (b) the eligibility for, computation of, and payment of any benefits under this Plan to the Participant.

Article IX

Termination, Amendment or Modification of Plan

9.1 Except as otherwise specifically provided, Dominion Resources, Inc. reserves the right to amend, modify or terminate this Plan, wholly or partially, at any time and from time to time by action of its Board of Directors or its delegate; provided, however, that:

(a) No such amendment, modification or termination may decrease the benefit that has already been earned by a Participant as of the date of the change, except for an amendment required to comply with Code Section 409A; and

(b) If a Participant is in the employ of a Company on the date of a Change in Control or a Potential Change in Control relating to that Company, the provisions of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc., if any, shall apply to limit the ability of Dominion Resources, Inc. to amend, modify or terminate this Plan with regard to the affected Participant unless the Participant agrees to such amendment, modification or termination in writing.

9.2 Section 9.1 notwithstanding, no action to terminate the Plan shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than thirty (30) days prior to such action.

9.3 Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to Dominion Resources, Inc., such notice shall be addressed to the corporate offices and sent to the attention of the Corporate Secretary. If notice is to be given to a Participant, such notice shall be addressed to the Participant’s last known address.

9.4 Except as otherwise provided in Sections 8.3 and 9.1, upon the termination of this Plan, the Plan shall no longer be of any further force or effect and neither Dominion Resources, Inc. nor any Participant or Beneficiary shall have any further obligation or right under this Plan.

9.5 Unless such action is prohibited by Section 9.1(b), the CGN Committee may revoke or rescind the designation of an individual as a Participant at its discretion. The rights of any individual who was a Participant and whose designation as a Participant is revoked or rescinded by the CGN Committee shall cease upon such action.

Article X

Other Benefits and Agreements

Except as provided in Section 3.1, Section 4.1 and Article V with regard to the coordination of benefit payments, the benefits provided for a Participant and the Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Company for its employees, and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company in which a Participant is participating.

Article XI

Restrictions on Transfer of Benefits

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the CGN Committee, shall cease and terminate, and, in such event, the CGN Committee may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the CGN Committee may deem proper.

Article XII

Administration of the Plan

12.1 The Plan shall be administered by the Administrative Benefit Committee, which shall have the discretionary authority to interpret the terms of the Plan and to decide factual and other questions relating to the Participant and the Participant’s benefits, including without limitation questions relating to eligibility for, calculation of, and payment of benefits under the Plan. Subject to the provisions of the Plan, the Administrative Benefit Committee may adopt such rules and regulations as it may deem necessary or desirable to carry out the purposes of the Plan. The Administrative Benefit Committee’s interpretation and construction of any provision of the Plan shall be final, conclusive and binding upon the Company and upon Participants and their Beneficiaries.

12.2 Dominion Resources, Inc. shall indemnify and save harmless each member of the Administrative Benefit Committee and each member of the CGN Committee against any and all expenses and liabilities arising out of membership on the respective Committee, excepting only expenses and liabilities arising out of the member’s own willful misconduct. Expenses against which a member of the CGN Committee or the Administrative Benefit Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

12.3 In addition to the powers specified in Section 12.1 and other provisions of this Plan, the Administrative Benefit Committee shall have the specific discretionary authority to compute and certify the amount and kind of benefits from time to time payable to Participants and their Beneficiaries under the Plan, to authorize all disbursements for such purposes, and to determine whether a Participant is Totally and Permanently Disabled so as to be entitled to a benefit under Section 3.4(a) or Section 4.3(a).

12.4 To enable the Administrative Benefit Committee to perform its functions, the Company shall supply full and timely information to the Administrative Benefit Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for Separation from Service, and such other pertinent facts as the Administrative Benefit Committee may require.

12.5 Any responsibility or authority given under this Plan to either the Administrative Benefit Committee or the CGN Committee may be delegated by the respective committee. Any such delegation shall be in writing and shall be prospectively revocable at any time.

12.6 (a) Every Participant, retired Participant, or Beneficiary of a Participant shall be entitled to file with the Administrative Benefit Committee a claim for benefits under the Plan. The claim is required to be in writing. For purposes of this section, any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the claimant to represent the claimant.

(b) If the claim is denied by the Administrative Benefit Committee, in whole or in part, the claimant shall be furnished written notice of the denial of the claim within ninety (90) days after the Administrative Benefit Committee’s receipt of the claim or within one hundred eighty (180) days after such receipt if special circumstances require an extension of time. If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial ninety-day period explaining the special circumstances that require an extension of time and the date by which the Administrative Benefit Committee expects to render the benefit determination.

(c) Within sixty (60) days following the date the claimant receives written notice of the denial of the claim, the claimant may request the CGN Committee to review the denial. For purposes of this section, any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the claimant to represent the claimant.

(d) The CGN Committee shall afford the claimant a full and fair review of the decision denying the claim and shall:

(i) Provide, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim;

(ii) Permit the claimant to submit written comments, documents, records and other information relating to the claim; and

(iii) Provide a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination.

(e) The decision on review by the CGN Committee shall be in writing and shall be issued within sixty (60) days following receipt of the request for review. The period for decision may be extended to a date not later than one hundred twenty (120) days after such receipt if the Committee determines that special circumstances require extension. If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial sixty-day period explaining the special circumstances that require an extension of time and the date by which the Committee expects to render its decision on review.

Article XIII

Confidentiality and Noncompetition Provisions

13.1 By receiving a benefit under this Plan, a Participant agrees never directly or indirectly to disclose to any third party or use for such Participant’s own personal benefit any confidential information or trade secret of the Company except and to the extent (a) disclosure is ordered by a court of competent jurisdiction or (b) the information otherwise becomes public through no action of the Participant.

13.2 By receiving a benefit under this Plan, a Participant further agrees that for a period of one (1) year following Separation from Service with the Company for any reason, the Participant will not, without the specific written permission of the Company, be directly employed in, or otherwise provide services in any capacity to, any business or enterprise (including but not limited to the Participant’s own business or enterprise) that engages in direct competition with the Company in any state in which the Company is at the time of the Participant’s Separation from Service either carrying on business or actively negotiating to enter business.

13.3 The CGN Committee (or its delegate) in its sole discretion has the authority to interpret and administer this Article XIII and to determine whether a business is in competition with the Company as described in Section 13.2. In addition, a terminated Participant may request the CGN Committee (or its delegate) to determine in advance whether a specific contemplated business or enterprise would be in competition with the Company for purposes of Section 13.2, and a response shall be provided to the Participant within a reasonable time after all relevant information is provided to enable the CGN Committee (or its delegate) to make its determination.

13.4 If the CGN Committee (or its delegate) determines that a terminated Participant who is receiving or has received benefits under this Plan is, within one (1) year following Separation from Service and without the specific written permission of the Company, directly employed in, or otherwise providing services in any capacity to, a business or enterprise that engages in direct competition with the Company in any state in which the Company is at the time of the Participant’s Separation from Service either carrying on business or actively negotiating to enter business, then (a) all payments to the Participant under this Plan shall cease, (b) the Participant and his or her Beneficiaries shall forfeit all rights to any further payments under the Plan, and (c) the Participant shall be responsible for repaying to the Plan any payments already made to the Participant that represent (i) amounts paid or payable with regard to any period for which the Participant was in competition with the Company as described herein and/or (ii) any amounts already paid that are in excess of the amount that would have been paid before the period of competition began as a Single Life Annuity to a Participant.

13.5 As a condition to receiving payments under the Plan, the CGN Committee may require that Participant to enter into a separate confidentiality and/or noncompetition agreement in a form acceptable to the Company.

Article XIV

Miscellaneous

14.1 The Plan shall inure to the benefit of, and shall be binding upon, Dominion Resources, Inc. and its successors and assigns, and upon a Participant, a Beneficiary, and either of their assigns, heirs, executors and administrators.

14.2 To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.

14.3 Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.